Execution Version
$250,000,000
CORE LABORATORIES LP
.25% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY CORE LABORATORIES N.V.
PURCHASE AGREEMENT
October 31, 2006

October 31, 2006
Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Banc of America Securities LLC
9 West 57th Street
New York, New York 10019
As representatives of the initial purchasers
Dear Sirs and Mesdames:
     Core Laboratories, LP, a Delaware limited partnership (the “Company”), proposes to issue and sell to the initial purchasers listed on Schedule A hereto (the “Initial Purchasers”) for whom you are the representatives $250,000,000 principal amount of its .25% Exchangeable Notes Due 2011 (the “Firm Notes”) to be issued pursuant to the provisions of an Indenture to be dated as of November 6, 2006 (the “Indenture”) among the Company, the Guarantor (as defined below) and Wells Fargo Bank, National Association as Trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $50,000,000 principal amount of its .25% Senior Exchangeable Notes Due 2011, solely to cover over-allotments (the “Additional Notes”) if and to the extent the Initial Purchasers elect to exercise the right to purchase such Additional Notes granted to the Initial Purchasers in Section 2 hereof. The Firm Notes and the Additional Notes, together with the Guarantees (as defined below) are hereinafter collectively referred to as the “Notes.” The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Core Laboratories N.V., a Netherlands limited liability company (the “Guarantor”). The Notes will be exchangeable for shares of the Guarantor’s Common Shares, EUR 0.04 par value (the “Underlying Securities”). The Notes and the Underlying Securities are hereinafter collectively referred to as the “Securities.”
     The Notes, the Guarantees and the Underlying Securities will be offered by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A (“Rule 144A”).
     The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits and subject to the obligations of a Registration Rights Agreement to be dated the Closing Date (as defined below) among the Company, the Guarantor and the Initial Purchasers (the “Registration Rights Agreement”).
     The Company intends to use a portion of the net proceeds from the sale of the Securities to fund the cost of exchangeable note hedge transactions that the Company expects to close concurrently with the closing of the sale of the Securities with affiliates of Lehman Brothers Inc. (the “Hedge Transactions”). In addition, in connection with the sale of the Securities and the Hedge Transactions, the Guarantor expects to sell warrants to purchase its common shares to affiliates of Lehman Brothers Inc. (the “Warrant Sale”). As used herein, the term “Transactions” collectively refers to the Hedge Transactions and the Warrant Sale.
     In connection with the sale of the Securities, the Company has prepared and delivered to the Initial Purchasers a preliminary offering memorandum, dated October 31, 2006 (together with any exhibits thereto and the documents incorporated by reference therein, the “Offering Memorandum”) and has prepared and delivered a pricing supplement (the “Pricing Supplement”) dated October 31, 2006, in the form attached hereto as Schedule B, describing the terms of the Securities, the terms of the offering and a description of the Company and the Guarantor, each for use by the Initial Purchasers in connection with their solicitation of offers to purchase the Securities. As used herein, “Disclosure Package” shall mean the Offering Memorandum, as supplemented by the Pricing Supplement and any written communications (as defined in Rule 405 under the Securities Act) authorized for use under Section 6(e), each in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Securities as of the Applicable Time. “Applicable Time” means 7:00 pm (EST) on October 31, 2006. Promptly after the Applicable Time, the Company will prepare and deliver to the Initial Purchasers a final offering memorandum (the “Final Memorandum”), which will consist of the Offering Memorandum with only such changes therein as are required to reflect the information contained in the Pricing Supplement. The Offering Memorandum and the Final Memorandum are each sometimes referred to herein as a “Memorandum.” As used herein (including the schedule and annexes hereto), the term “Memorandum” shall include in each case the documents incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Memorandum shall include all documents deemed to be incorporated by reference in the Memorandum that are filed subsequent to the date of the Memorandum with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          1. Representations and Warranties. The Guarantor and the Company, jointly and severally, represent and warrant to, and agree with each of the Initial Purchasers that:
     (a) (i) Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, and (ii) as of its date the Offering Memorandum did not contain, as of the Applicable Time the Disclosure Package did not or will not contain, and on and as of the Closing Date, the Disclosure Package and the Final Memorandum will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Disclosure Package or the Final Memorandum based upon information relating to the Initial Purchasers furnished to the Company in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).

     (b) Each of the Guarantor and the Company has been duly incorporated, organized or formed, is validly existing as a Netherlands limited liability company or Delaware limited partnership, respectively, and, with respect to the Company, is in good standing under the laws of the jurisdiction of its incorporation; each of the Guarantor and the Company has the limited liability company or partnership power and authority to own its property and to conduct its business as described in the Final Memorandum and the Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or other), business, properties, rights or results of operations of the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
     (c) Each Significant Subsidiary has been duly organized, is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction of its organization, has the corporate or limited partnership power and authority to own its property and to conduct its business to the extent described in the Final Memorandum and the Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. All of the issued shares of capital stock (or limited partnership interests) of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent applicable under applicable law) and are owned by the Guarantor, directly or indirectly, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary. The Significant Subsidiaries of the Guarantor are the Company and Core Laboratories Canada Limited.
     (d) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor. The agreements effecting each of the Transactions and the consummation of such transactions, have been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by each of the Company and the Guarantor and, assuming due authorization, execution and delivery of such agreements by the counterparties thereto, will be a valid and binding agreement of, each of the Company and the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing.
     (e) The outstanding capital stock of the Company is indirectly owned by the Guarantor, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or a Significant Subsidiary.
     (f) The authorized capital stock of the Guarantor conforms as to legal matters to the description thereof contained in the Final Memorandum and the Disclosure

Package, and the common shares of the Guarantor outstanding on the date hereof have been duly authorized and are validly issued and fully paid.
     (g) The issuance of the Securities has been duly authorized and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Notes and the Guarantees will be valid and binding obligations of the Company and the Guarantor, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.
     (h) The Underlying Securities issuable upon exchange of the Notes have been duly authorized and, when issued upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued and fully paid, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.
     (i) Each of the Indenture and the Registration Rights Agreement has been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by, and, assuming due authorization, execution and delivery of the Indenture by the Trustee and of the Registration Rights Agreement by the Initial Purchasers, respectively, is or will be a valid and binding agreement of, the Company and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.
     (j) The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the agreements effecting the Transactions, the Indenture, the Registration Rights Agreement and the Notes will not contravene any provision of (i) applicable law or the certificate of limited partnership or partnership agreement, of the Company, the Articles of Association, as amended, of the Guarantor or (ii) any agreement or other instrument binding upon the Guarantor, the Company or any of the Significant Subsidiaries that is material to the Guarantor and its subsidiaries, taken as a whole, or, (iii) to the knowledge of the Guarantor or the Company, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor, the Company or any Significant Subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
     (k) There are no material legal or governmental proceedings pending or, to the knowledge of the Guarantor or the Company, threatened to which the Company or any of its Significant Subsidiaries is a party or to which any of the properties of the Guarantor or the Company or any of their subsidiaries is subject other than proceedings accurately described in all material respects in the Offering Memorandum and proceedings that would not have a Material Adverse Effect or material adverse effect on the power or ability of the Guarantor or the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Notes or to consummate the transactions contemplated by the Offering Memorandum, including the Transactions.
     (l) None of the Company, the Guarantor nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company or the Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (m) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 and their compliance with the agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (n) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.
     (o) Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum neither will be, an “investment company” as defined in the Investment Company Act.
     (p) Other than the Offering Memorandum, the Disclosure Package and the Final Memorandum, neither the Company nor the Guarantor (including their respective agents and representatives, other than the Initial Purchasers in their capacity as such) has made, used or prepared, authorized, approved or referred to nor will they prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities.
     (q) The Guarantor and its Significant Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (r) The Guarantor and its Significant Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (s) Except as disclosed in the Final Memorandum and the Disclosure Package, neither the Guarantor nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and neither the Guarantor nor the Company is aware of any pending investigation which might lead to such a claim.
     (t) The financial statements incorporated by reference in the Final Memorandum and the Disclosure Package present fairly the financial position of the Company and the Guarantor and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.
     (u) Except as disclosed in the Final Memorandum and the Disclosure Package, since the date of the latest audited financial statements incorporated by reference in the Final Memorandum and the Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Guarantor and its subsidiaries taken as a whole.
     (v) Neither the Guarantor nor any of its Significant Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Guarantor or any of its Significant Subsidiaries is a party or by which the Guarantor or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Guarantor or any of its Significant Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii)

and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
     (w) No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Guarantor of each of this Agreement, the agreements effecting the Transactions, the Indenture and the Registration Rights Agreement, the issuance and sale of the Notes (including the issuance of the Underlying Securities upon conversion thereof) and compliance by the Guarantor with the terms thereof and the consummation of the transactions contemplated by this Agreement, the agreements effecting the Transactions, the Indenture and the Registration Rights Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Notes by the Initial Purchasers.
     (x) The Guarantor maintains and will maintain disclosure controls and procedures (as defined as Rule 13a-14 of the Exchange Act) designed to ensure that information required to be disclosed by the Guarantor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder. The Guarantor has carried out and will carry out evaluations, under the supervision and with the participation of the Guarantor’s management, of the effectiveness of the design and operation of the Guarantor’s disclosure controls and procedures in accordance with Rule 13a-15 of the Exchange Act.
          2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchasers, and the Initial Purchasers, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company $250,000,000 principal amount at maturity of Firm Notes set forth opposite such Initial Purchaser’s name on Schedule A hereto at a purchase price of 98.0% of the principal amount thereof (the “Purchase Price”).
          On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Notes, and the Initial Purchasers shall have the right to purchase, solely to cover over-allotments up to $50,000,000 principal amount of Additional Notes at the Purchase Price, plus accrued interest, if any, from the Closing Date to the Option Closing Date. Such right may be exercised by the Initial Purchasers on one or more occasions, but the total principal amount that may be acquired pursuant to such exercises shall be limited to $50,000,000. Each time the Initial Purchasers elect to exercise such right, the Initial Purchasers shall so notify the Company in writing not later than 13 days after the Closing Date, which notice shall specify the principal amount of Additional Notes to be purchased by the Initial Purchasers and the date on which such Additional Notes are to be purchased. Such date may be the same as the Closing Date but not earlier than the Closing Date nor later than three business days after the date of such notice. Additional Notes may be purchased as provided in Section 4.

          Each of the Company and the Guarantor hereby agrees that, without the prior written consent of the Initial Purchasers, which consent will not be unreasonably withheld, it will not, during the period ending 90 days after the date of the Final Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares of the Guarantor or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares of the Guarantor, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares of the Guarantor or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of the Securities under this Agreement, (B) the issuance by the Guarantor of any common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (C) issuances and purchases pursuant to the Transactions, (D) the issuance by the Guarantor of common shares as consideration in an acquisition of the stock or assets of another entity or any contract or offer to enter into a contract therefor or (E) the grant or issuance of any securities of the type described in the immediately preceding sentence pursuant to employee benefit or compensation plans or agreements.
          The Company hereby agrees that, without the prior written consent of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company in each case of a type substantially similar to the Notes (other than the sale of the Notes under this Agreement).
          3. Terms of Offering. You have advised the Company and the Guarantor that the Initial Purchasers will make an offering of the Securities to be purchased by the Initial Purchasers hereunder on the terms set forth in this Agreement and the Offering Memorandum.
          4. Payment and Delivery. Payment of the Purchase Price for the Firm Notes and the related Guarantees shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Notes for the account of the Initial Purchasers at 10:00 a.m., New York City time, on November 6, 2006, or at such other time on the same or such other date, as shall hereafter be agreed upon by the Company and the Initial Purchasers. The time and date of such payment are hereinafter referred to as the “Closing Date.”
          Payment for any Additional Notes and related Guarantees shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Notes for the account of the Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the notice described in Section 2 or at such other time on the same or on such other date, in any event not later than November 19, 2006, as shall be designated in writing by the Initial Purchasers. The time and date of each such payment are hereinafter referred to as an “Option Closing Date.”
          Delivery of the Firm Notes and the Additional Notes, as the case may be, shall be made through the facilities of The Depository Trust Company (“DTC”) pursuant to its Full-Fast Delivery Program unless the Initial Purchasers shall otherwise instruct, and Securities sold by the

Initial Purchasers in reliance on Rule 144A (the “144A Securities”) shall be represented by one or more global certificates.
          5. Conditions to the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers to purchase and pay for the Firm Notes and related Guarantees on the Closing Date are subject to the following conditions:
     (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date there shall not have occurred (i) any change, or any development involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Offering Memorandum; (ii) any downgrading in the rating of any debt securities of the Guarantor or the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Guarantor or the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Guarantor or the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal, New York or Netherlands authorities; or (v) any outbreak or escalation of major hostilities in which the United States or other jurisdiction in which the Guarantor or the Company has offices is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in your judgment, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Notes.
     (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each of the Company, with respect to the Company, and the Guarantor, with respect to the Guarantor, to the effect set forth in Section 5(a)(i) and (ii) and to the effect that the representations and warranties of the Company and the Guarantor contained in this Agreement are true and correct as of the Closing Date and that each of the Company and the Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
          The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
     (c) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of John D. Denson, Vice President and General Counsel of the

general partner of Core Laboratories LP, dated the Closing Date, substantially to the effect set forth on Annex 5(c) hereto. In giving such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company or the Guarantor and the Significant Subsidiaries and of public officials. Such opinion may be relied upon only by the Initial Purchasers in connection with the transactions contemplated by this Agreement, and may not be used or relied upon by the Initial Purchasers for any other purpose, or by any other person, firm, corporation or entity for any purpose whatsoever, without the prior written consent of such counsel. Such opinion may be limited to the laws of the State of Texas and the General Corporation Law of the State of Delaware.
     (d) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Vinson & Elkins L.L.P., United States counsel for the Company and the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(d) hereto. In rendering their opinions pursuant to this Section 5(d), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company or the Guarantor and (ii) upon certificates of public officials. Such counsel shall also state that such counsel has participated in conferences with officers, employees and representatives of the Company and the Guarantor, the independent public accountants of the Company and the Guarantor and the Initial Purchasers and their counsel, at which conferences such counsel made inquiries of such officers, Initial Purchasers and accountants, discussed in detail the contents of the Disclosure Package and the Final Memorandum and (without taking any further action to verify independently the statements made in the Disclosure Package and the Final Memorandum and, except as stated in Sections (ii) and (viii) of Annex 5(d), without assuming any responsibility for the accuracy, completeness or fairness of such statements) that nothing has come to such counsel’s attention that would lead such counsel to believe that the Disclosure Package, as of the Applicable Time and at the Closing Date, or the Final Memorandum as of its date and at the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion or comment with respect to the financial statements and other financial and statistical information contained or incorporated by reference therein).
     Such opinion shall be limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. Such opinion shall be rendered as of the Closing Date only in connection with this Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (e) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of NautaDutilh N.V., special counsel for the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(e) hereto. Such opinion shall be limited to the laws of The Netherlands. Such opinion shall be rendered as of the

Closing Date only in connection with the Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (f) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of DLA Piper Nederland N.V., special tax counsel for the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(f) hereto. Such opinion shall be limited to the laws of The Netherlands. Such opinion shall be rendered as of the Closing Date only in connection with the Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (g) The Initial Purchasers shall have received from Davis Polk & Wardwell, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as such counsel reasonably requests for the purpose of enabling such counsel to pass upon such matters.
     (h) The Initial Purchasers shall have received on the Closing Date letters, dated the date of the Applicable Time and Closing Date, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.
     (i) The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and the Guarantor.
     (j) The Notes shall have been approved by the NASD for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC.
     (k) The Guarantor shall have obtained for the benefit of the Initial Purchasers the agreement (a “Lock-Up Agreement”), in the form set forth as Exhibit A hereto, of each of its directors and “officers” (within the meaning of Rule 16a-1(f) under the Exchange Act).
          The obligations of the Initial Purchasers to purchase Additional Notes hereunder are subject to the same conditions and the delivery to you on each Option Closing Date of each of the same documents as set forth in Section 5(a) through (g) above (or, with regard to documents and opinions, “bring down letters” reaffirming as of the Option Closing Date the facts or other opinions or statements contained in such documents and opinions) and such other matters as you may reasonably request related to the execution, authentication and issuance of the Additional Notes.
          6. Covenants of the Company and the Guarantor. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company and the Guarantor, jointly and severally, covenant with the Initial Purchasers as follows:
     (a) To furnish to the Initial Purchasers in New York City, without charge, prior to 10:00 a.m. New York City time on November 6, 2006 and during the period mentioned in Section 6(c), as many copies of the Disclosure Package, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchasers may reasonably request.
     (b) Before amending or supplementing the Disclosure Package or the Memorandum, to furnish to the Initial Purchasers a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchasers reasonably object.
     (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package or the Memorandum in order to make the statements therein, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Disclosure Package or the Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Disclosure Package or the Memorandum so that the statements in the Disclosure Package or the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, be misleading or so that the Disclosure Package or the Memorandum, as amended or supplemented, will comply with applicable law.
     (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request; provided, however that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Company’s and the Guarantor’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses of the Company and the

Guarantor in connection with the preparation of the Disclosure Package and the Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivery of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the issuance, transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any blue sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (i) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, and (vii) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided elsewhere in this Agreement, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable upon resale of any of the Securities by them and any advertising expenses connected with any offers they may make.
     (f) Neither the Guarantor nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.
     (g) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (h) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Guarantor is then subject to Section 13 or 15(d) of the Exchange Act.
     (i) Until the effectiveness of the shelf registration statement contemplated by the Registration Rights Agreement, the Guarantor will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (j) The Guarantor will keep available at all times, free of pre-emptive rights, Common Shares for the purpose of enabling the Guarantor to satisfy all obligations to issue the Underlying Securities upon conversion of the Notes. The Guarantor shall use its reasonable best efforts to have the Underlying Securities authorized (subject to official notice of issuance) for listing on The New York Stock Exchange as promptly as practicable following the execution hereof.
     (k) The Company and the Guarantor will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
     (l) Before using, authorizing, approving or referring to any written communication that constitutes an offer to sell or a solicitation to buy the Notes or the Guarantees (other than the Disclosure Package and the Final Memorandum), the Company will furnish to the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.
          7. Offering of Securities; Restrictions on Transfer. (a) Each of the Initial Purchasers, severally and not jointly, represents, warrants and agrees that (i) it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”), and an “accredited investor” within the meaning of Rule 501 under the Securities Act, (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (iii) it will solicit offers for such Securities only from, and will offer such Securities only to persons that it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that such sale is being made in reliance on Rule 144A. Each Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package or the Memorandum or any such other material, including, if applicable, laws governing the offer and sale of the Securities to individuals or legal entities in any member state of the European Economic Area, in all cases at its own expense, except as provided in Section 6(e).
          With respect to transactions within the European Economic Area, the initial purchasers have agreed that they have not offered, sold, delivered or transferred and will not offer, sell, deliver or transfer, any of the Notes (including any interest therein), as part of its initial distribution or at any time thereafter, directly or indirectly, to individuals or legal entities other than to professional market parties (“Professional Market Parties”), including, inter alia:
          (i) Enterprises or entities under supervision by the Dutch Central Bank (De Nederlandsche Bank) (“DCB”), the Dutch Financial Markets Authority (Autoriteit Financiële Markten) or by a supervisory authority of another state and which are consequently authorised to act on the financial markets;
          (ii) Enterprises or entities which pursue regulated activities on the financial markets otherwise than as set out under (i) above;

          (iii) The Dutch Government (de Staat der Nederlanden), the DCB, foreign public bodies belonging to a central authority, Dutch regional, local or other decentralised governmental institutions, central banks, international treaty organisations and supranational institutions;
          (iv) Enterprises or entities which, according to their most recent annual or consolidated accounts, meet at least two of the following three criteria:
     (A) an average number of employees during the financial year of 250;
     (B) an asset value of more than €43,000,000; and
     (C) an annual net turnover of more than €50,000,000.
          (v) Dutch legal entities which have requested to be registered as a Professional Market Party;
          (vi) Natural persons domiciled in the Netherlands which have requested to be registered as a Professional Market Party, and who meet at least two of the following three criteria:
     (A) on average at least 10 significant transactions on the financial markets per quarter during the last four quarters;
     (B) the size of the natural person’s securities portfolio exceeds €500,000; and
     (C) the natural person has worked for at least one year in the financial sector in a professional position which requires knowledge of investment in securities,
          (vii) Enterprises or institutions which sole corporate purpose is to invest in securities;
          (viii) Enterprises or entities which are solely incorporated to carry out transactions to acquire assets in the meaning of 2:364 of the Dutch Civil Code (Burgerlijk Wetboek) which serve as collateral for securities (effecten) offered;
          (ix) Enterprises or entities with total assets of at least €500,000,000 as per the balance sheet as of the year end preceding the date they purchase or acquire the Notes;
          (x) Enterprises, entities or natural persons which have net equity of at least Euro 10,000,000 as per the balance sheet as of the final year end preceding the date they purchase or acquire the Notes and who or which have been active in the financial markets on average twice a month over a period of at least two consecutive years preceding such date;
          (xi) Subsidiaries of the entities referred to under (i) up to and including (viii) above provided such subsidiaries are subject to supervision on a consolidated basis;
          (xii) Enterprises and institutions which have a rating of a rating agency that is recognised by the DCB or which issue securities that have a rating from such rating agency, all within the meaning of and as further described and defined in section 1, paragraph E of the Dutch ministerial regulation of 26 June, 2002, as amended from time to time, implementing, inter alia, section 6, paragraph 2 of the Dutch 1992 Act of the Supervision of the Credit System (Wet toezicht kredietwezen 1992), as amended from time to time.
          (b) Each Initial Purchaser acknowledges and agrees that the Company and, for the purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(c), 5(d), 5(e) and 5(f) by counsel for the Company, counsel for the Guarantor and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance of the Initial Purchasers with its agreements, contained in paragraph 7(a) above, and the Initial Purchasers hereby consent to such reliance.
          8. Indemnity and Contribution. (a) The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, the Disclosure Package or the Final Memorandum, or in any amendment or supplement, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only information furnished by any of the Initial Purchasers consists of the information described in Section 8(b);
     (b) Each Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers, the Guarantor, its directors, its officers and each other person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantor to the Initial Purchaser, but only with reference to information relating to the Initial Purchaser furnished in writing by the Initial Purchaser to the Company expressly for use in the Offering Memorandum, the Disclosure Package or the Final Memorandum or any amendments or supplements thereto, it being understood and agreed that the only information furnished by the Initial Purchaser consists of the following information in the Offering Memorandum: the third (first sentence only), eighth (fifth, sixth and seventh sentences only) and tenth paragraphs under the caption “Plan of Distribution.
     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchaser, in the case of parties indemnified pursuant to Section 8(a), and by the Guarantor, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchaser on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company or the Guarantor on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser, in each case as set forth in the Offering Memorandum or herein, bear to the aggregate offering price of the Notes. The relative fault of the Company or the Guarantor on the one hand and of the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) The Company, the Guarantor and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
     (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company or the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling the Initial Purchaser or by or on behalf of the Company, its officers or directors, the Guarantor, its officers or directors or any other person controlling the Company or the Guarantor and (iii) acceptance of and payment for any of the Notes.
          9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchaser to the Company and the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or settlement of trading shall have been materially disrupted, (ii) trading of any securities of the Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New

York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities (including without limitation an act of terrorism) or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse to the financial markets generally and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.
          10. Effectiveness; Expense Reimbursement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
          If this Agreement shall be terminated by the Initial Purchaser because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Guarantor shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of their counsel up to a maximum of $100,000), reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.
          11. Notices. Notices given pursuant to this Agreement shall be in writing and shall be delivered (a) if to the Company, at 6316 Windfern Road, Houston, Texas 77040, Attention: Chief Financial Officer, or (b) if to the Guarantor, Herengracht 424, 1017 BZ Amsterdam, The Netherlands, with a copy to 6316 Windfern Road, Houston, Texas 77040, Attention: Chief Financial Officer or (c) if to the Initial Purchasers, Banc of America Securities LLC, 9 West 57th Street, New York, New York, Attention: Syndicate Department or Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Syndicate Department, in any case to such other address as the person to be notified may have requested in writing.
          12. Successors. This Agreement is made solely for the benefit of the Initial Purchaser, the Company, the Guarantor, their respective directors and officers and other controlling persons referred to in Section 8 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” as used in this Agreement shall not include a purchaser from the Initial Purchaser of any of the Securities in its status as such purchaser.
          13. Partial Unenforceability. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.
          14. Counterparts. This Agreement may be signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          15. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

          16. No Fiduciary Duty. The Company and Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchaser and any affiliate through which it may be acting, on the other, (b) the Initial Purchaser is acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (c) the Company’s engagement of the Initial Purchaser in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Guarantor agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchaser has advised or is currently advising the Company or the Guarantor on related or other matters). The Company and the Guarantor agree that they will not claim that the Initial Purchaser has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.
          17. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

CORE LABORATORIES LP
	By:	Core Laboratories, LLC, its general partner

By:

	Name:	Richard L. Bergmark
	Title:	Chief Financial Officer

CORE LABORATORIES N.V.
By: Core Laboratories International B.V., its Sole Managing Director

By:

	Name:	Jan Willem Sodderland
	Title:	Managing Director of Core Laboratories International B.V.

Accepted as of the date hereof

LEHMAN BROTHERS INC.

By:

Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:

Name:
Title:

EXHIBIT A
Lock-Up Agreement
___________ ___, 2006
Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Banc of America Securities LLC
9 West 57th Street
New York, New York 10019
As representatives of the initial purchaser
Ladies and Gentlemen:
          This Lock-Up Agreement is being delivered to you in connection with the proposed Purchase Agreement (the “Purchase Agreement”) to be entered into by Core Laboratories LP, a Delaware limited partnership (the “Issuer”), Core Laboratories N.V., a Netherlands limited liability company (the “Guarantor”), and you, with respect to the offering (the “Offering”) without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on Rule 144A under the Act, of .25% Exchangeable Senior Notes due 2011 (the “Notes”) of the Issuer. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement. The Notes will be guaranteed on a senior unsecured basis by the Guarantor.
          In order to induce you to enter into the Purchase Agreement, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is 60 days after the date of the final offering memorandum relating to the Offering, the undersigned will not, without the prior written consent of Lehman Brothers Inc., (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any common shares (the “Common Shares”), EUR 0.04 par value per share, of the Guarantor, any debt securities of the Guarantor or the Issuer or any other securities of the Guarantor or the Issuer that are substantially similar to Common Shares or the Notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, any debt securities of the Guarantor or the Issuer or any other securities of the Guarantor or the Issuer that are substantially similar to Common Shares or the Notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common

Shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing with the Initial Purchasers to be bound by the terms of this Lock-Up Agreement, (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Initial Purchasers to be bound by the terms of this Lock-Up Agreement or (c) transfers or other dispositions of shares of the Common Shares to the Guarantor in payment of the exercise price of stock options during the term of the Lock-Up Period, or upon the cashless exercise of stock options during the term of the Lock-Up Period. For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.
          In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Shares in connection with the filing of any registration statement to be filed with the Commission pursuant to the Registration Rights Agreement. The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of Lehman Brothers Inc., make any demand for, or exercise any right with respect to, the registration of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, or warrants or other rights to purchase Common Shares or any such securities.
* * *

          If (i) the Guarantor notifies you in writing that it does not intend to proceed with the Offering or (ii) for any reason the Purchase Agreement shall be terminated prior to the “time of purchase” (as defined in the Purchase Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Yours very truly,
Name:

EXHIBIT A-1
LIST OF PARTIES TO EXECUTE LOCK-UP AGREEMENTS

Name	Position
1. David M. Demshur	President, Chief Executive Officer, Chairman and Supervisory Director

2. Richard L. Bergmark	Executive Vice President, Chief Financial Officer, Treasurer and Supervisory Director

3. Monty L. Davis	Chief Operating Officer and Senior Vice President

4. John D. Denson	Vice President, General Counsel and Secretary

5. Charles Miller	Chief Accounting Officer

6. Joseph R. Perna	Supervisory Director

7. Jacobus Schouten	Supervisory Director

8. Rene R. Joyce	Supervisory Director

9. Michael C. Kearney	Supervisory Director

10. D. John Ogren	Supervisory Director

11. Alexander Vriesendorp	Supervisory Director

SCHEDULE A

Initial Purchasers	Principal Amount of Notes
Lehman Brothers Inc.	$112,500,000
Banc of America Securities LLC	112,500,000
Wells Fargo Securities LLC	12,500,000
Comerica Securities Inc.	12,500,000
Total	$250,000,000

SCHEDULE B

Sole Bookrunner:	Lehman Brothers, Bank of America

Co-Managers:	Comerica, Wells Fargo

Amount:	$250,000,000

Over Allotment Option:	$50,000,000 (20%)

Security Offered:	Senior Exchangeable Notes

Issuer:	Core Laboratories

Underlying (Ticker):	CLB

Coupon / YTM:	0.25%

Conversion Premium:	30.00%

Stock Price at Pricing:	$72.89

Conversion Price:	$94.76

Bond Denomination:	$1,000.00

Offering Price:	99.75%

Conversion Rate:	10.5533

Maturity:	October 31, 2011

Call Feature:	Non-Callable for Life

Puts:	None

1st Coupon:	April 30, 2007

Coupon Payment Dates:	April 30 and October 31

Ranking:	Senior Unsecured

Offering Status:	Rule 144A with Registration Rights

144A CUSIP:	21868FAA1

Trade Date:	October 31, 2006

Settlement Date:	November 6, 2006

Contingent Conversion:	Yes (130% Stock Price Trigger)

Conversion Rate Cap:	13.7193 Shares per Bond

Additional Conversion Shares to be

Issued upon a Fundamental Change:

	$72.89	$94.76	$105.00	$115.00	$125.00	$135.00	$145.00	$155.00	$165.00	$175.00	$185.00	$195.00	$205.00

11/06/06	3.1660	1.7991	1.4153	1.1323	0.9141	0.7436	0.6086	0.5004	0.4131	0.3419	0.2836	0.2354	0.1955
10/31/07	3.1660	1.7991	1.3991	1.1029	0.8773	0.7029	0.5666	0.4587	0.3728	0.3037	0.2477	0.2021	0.1648
10/31/08	3.1660	1.7453	1.3203	1.0158	0.7882	0.6157	0.4835	0.3813	0.3014	0.2386	0.1888	0.1493	0.1176
10/31/09	3.1660	1.6074	1.1655	0.8587	0.6368	0.4747	0.3550	0.2660	0.1993	0.1490	0.1109	0.0819	0.0598
10/31/10	3.1660	1.3080	0.8573	0.5671	0.3745	0.2464	0.1611	0.1042	0.0662	0.0409	0.0242	0.0133	0.0064
10/31/11	—	—	—	—	—	—	—	—	—	—	—	—	—
Disclaimer: The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Debentures (including any shares of common stock issuable upon conversion thereof) or the guarantee thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.
This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.
A copy of the offering memorandum for the offering of the Convertible Debentures may be obtained by contacting Lehman Brothers (212 320 6672).

ANNEX 5(C)
OPINION OF JOHN D. DENSON
1)	The Company is validly existing as a limited partnership in good standing under the laws of the jurisdiction in which it is organized, with full partnership power and authority to own its properties and conduct its business as described in the Disclosure Package, and is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except in each case to the extent that the failure to be so qualified or to be in good standing would not have a material adverse effect on the condition (financial or other), business, properties, rights or results of operations of the Guarantor and its subsidiaries, taken as a whole.
2)	All outstanding partnership interests of the Company are owned by the Guarantor either directly or through wholly owned subsidiaries free and clear of any perfected security interest, other than any perfected security interest in favor of the Guarantor and, to the knowledge of such counsel, any other security interests, claims, liens or encumbrances other than any liens, encumbrances, equities or claims in favor of the Guarantor.
3)	To the knowledge of such counsel, there is no pending or threatened material action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company of a character required to be disclosed in the Disclosure Package which is not disclosed in the Disclosure Package.

ANNEX 5(D)(I)
OPINION OF VINSON & ELKINS L.L.P.
i.	The Company is validly existing as a limited partnership in good standing under the laws of the State of Delaware.
ii.	The Company has the partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.
iii.	The Company is duly qualified as a foreign limited partnership to transact business and is in good standing in each jurisdiction listed on Exhibit A to this opinion.
iv.	The Purchase Agreement has been duly authorized, executed and delivered by the Company.
v.	The statements in the Disclosure Package under “Description of Notes,” and “Certain United States Federal Income Tax Consequences” insofar as such statements constitute a summary of the documents or legal matters referred to therein, fairly present, in all material respects, the information called for with respect to such documents or legal matters.
vi.	Based upon the representations, warranties and agreements of the Company, the Guarantor and the Initial Purchasers in the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers under the Purchase Agreement or in connection with the initial resale of such Securities by the Initial Purchasers in accordance with Section 7 of the Purchase Agreement to register the Securities under the Securities Act of 1933 or to qualify the Indenture under the Trust Indenture Act of 1939;
vii.	Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery thereof, in each case, by the other parties thereto, it constitutes a legal, valid and binding agreement of the Company enforceable against the Company and the Guarantor in accordance with its terms (subject to the qualification that enforceability of the obligations of the Company and the Guarantor thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by public policy or law);
viii.	The Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to the Purchase Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality).

ix.	The issue and sale of the Notes and the consummation of any other of the transactions contemplated hereof (other than the Hedge Transactions and the Warrant Sale) or the fulfillment of the terms thereof will not conflict with, result in a breach or violation of, or constitute a default under the terms of (A) the agreements listed on Schedule 1 hereto, or any judgment, order or decree known to such counsel to be applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company, except such as would not, either singly or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, rights or results of operations of the Guarantor and its subsidiaries, taken as a whole, or prevent the Company from performing its obligations under this Agreement, the Registration Rights Agreement or the Indenture, or (B) the certificate of limited partnership or Agreement of Limited Partnership of the Company.
x.	The issue and sale of the Guarantee and the Warrant Sale and the consummation of any other of the transactions contemplated hereof (other than the Hedge Transactions) or the fulfillment of the terms thereof will not conflict with, result in a breach or violation of, or constitute a default under the terms of the agreements listed on Schedule 1 hereto, except such as would not, either singly or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, rights or results of operations of the Guarantor and its subsidiaries, taken as a whole, or prevent the Guarantor from performing its obligations under this Agreement, the Registration Rights Agreement or the Indenture.
xi.	No consent, approval, authorization or order of any court or governmental agency or body is required of the consummation of the transactions contemplated herein, except (a) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchasers (as to which such counsel need express no opinion) and by Federal and state securities laws with respect to the Company’s and the Guarantor’s obligations under the Purchase Agreement, Indenture or Registration Rights Agreement or (b) such as have been obtained, provided that no opinion is given under this paragraph with regard to the matters covered by paragraph vi.
xii.	Neither the issue and sale of the Notes or the Guarantee nor the consummation of any other of the transactions herein contemplated (other than the Hedge Transactions and the Warrant Sale) nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under any provision of limited to Applicable Law, except such as would not, either singly or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, rights or results of operations of the Guarantor and its subsidiaries, taken as a whole, or prevent the Company or the Guarantor from performing its obligations under the Purchase Agreement, the Registration Rights Agreement or the Indenture.

Schedule 1
Third Amended and Restated Credit Agreement, dated as of March 24, 2005, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of December 20, 2005, as further amended by that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of July 7, 2006, as further amended by that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of November ___, 2006.

ANNEX 5(E)
OPINION OF NAUTADUTILH N.V.

P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 717 10 00 F +31 20 717 11 11	Draft dated 31 October 2006, Subject to Internal Approval, tax review and review of documents

To the addressees listed in Exhibit A
Ladies and Gentlemen:
This opinion letter is rendered to you pursuant to clause 5(e) the Purchase Agreement (as defined below).
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit B. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Transaction Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.
NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out, subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the Transaction Documents, the Offering Memorandum and the Corporate Documents and we have assumed that the Transaction Documents have been entered into and each of the Resolutions has been adopted for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be, and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law (except for the opinion expressed in paragraph 10). No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.
This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;

b.	no defects attach to the incorporation of the Company (aan zijn totstandkoming geen gebreken kleven) and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute the Deed of Incorporation;
c.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets. The Extract in respect of the Company and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office and the EU Insolvency Register maintained with the courts of The Hague, the Netherlands, support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;
d.	the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct;
e.	no works council (ondernemingsraad) has been established or is in the process of being established with any authority in respect of the execution of the Transaction Documents;
f.	[each Transaction Document has been signed by the [Attorneys/ Directors] on behalf of the Company;]
g.	[each Power of Attorney (i) is in full force and effect, and (ii) validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis the other parties to the Transaction Documents with regard to the transactions contemplated by and for the purposes stated in the Transaction Documents under any applicable law other than Netherlands law;]
h.	the Company does not have a conflict of interest with any of its managing directors (bestuur) with respect to the entering into the Transaction Documents;
i.	each Transaction Document constitutes, under any applicable law other than Netherlands law, the legal, valid and binding obligations of the parties to the Transaction Documents, enforceable against them in accordance with their terms and the choice of law clause and the jurisdiction clause contained in the Transaction Documents constitute under any applicable law, other than Netherlands law, a legal, valid and binding choice of law and submission to the jurisdiction in accordance with the terms thereof;

j.	any offer of the Notes or the Underlying Shares and any documents or advertisements in which the forthcoming offering of the Notes or Underlying Shares is publicly announced has been or will be made in accordance with the selling restriction set out in the [ ] of the Offering Memorandum and in section [ ] of the Purchase Agreement;
k.	at the time of the issuance of the Underlying Shares by the Company in accordance with the tems of the Transaction Documents, (i) the common shares in the capital of the Company shall be listed on a regulated stock echange as referred to in Article 2: 86c NCC, (ii) the Company shall have distributable retained earnings (“vrij uitkeerbare reserves”) of an amount not less than the number of Underlying Shares to be issued multiplied by the nominal value of each of the Underlying Shares and (ii) the number of Underlying Shares to be issued shall be equal to or less than the number of authorised but unissued common shares in the capital of the Company; and
l.	at the time of the issuance of the Underlying Shares by the Company in accordance with the tems of the Transaction Documents, each party to whom the Underlying Shares will be issued (i) will have been duly incorporated and will be validly existing, (ii) will have the corporate power to accept the Underlying Shares, (iii) will have taken all corporate actions to accept the Underlying Shares and (iv) will duly accept the Underlying Shares in accordance with the terms of the Transaction Documents.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status

1.	The Company has been duly incorporated and is validly existing as a naamloze vennootschap (company with limited liability).

Corporate Power

2.	The Company has the corporate power to enter into the Transaction Documents and to perform its obligations thereunder. The Company does not violate any provision of its Articles of Association by entering into the Transaction Documents or by performing its obligations thereunder.

Corporate Action

3.	The Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Transaction Documents and the performance of its obligations thereunder.

Due Execution

4.	Each Transaction Document has been validly signed on behalf of the Company.

Choice of Law

5.	The Netherlands courts will recognise the choice of the law of the State of New York to govern the Transaction Documents.

Enforceability

6.	The obligations of the Company under the Transaction Documents are enforceable against it in the Netherlands in accordance with their terms.

No Violation of Law

7.	The entering into of the Transaction Documents by the Company and the performance of its obligations under thereunder does not in itself result in a violation of Netherlands law that would affect the enforceability of the Transaction Documents in the Netherlands.

No Violation of Articles of Assocation

8.	The entering into of the Transaction Documents by the Company and the performance of its obligations under thereunder does not in itself result in a violation of the Articles of Assocation.

No Authorisations, Consents or Approvals

9.	No authorisation, consent, approval, licence or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by the Company in connection with the entering into the Transaction Documents or the performance of its obligations thereunder, which, if not obtained or made, would affect the enforceability of the Transaction Documents in the Netherlands.

No Taxes

10.	[No Netherlands registration tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands by the holders of the Notes in respect of or in connection with the entering into of the Transaction Documents or the signing or, except for court fees, the enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the Transaction Documents or the performance by the Company of its obligations thereunder.]

No exchange control

11.	No exchange control authorization or any other authorization, approval, consent or license of any authority or governmental body of the Netherlands is required for the payment by the Company of any amounts in United States dollars pursuant to the terms of the Transaction Documents;

Underlying Shares

12.	The Underlying Shares to be issued pursuant to the terms of the Transaction Documents have been duly authorized and, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid-up and non-assessable. The issuance of the Underlying Shares in accordance with the terms of the Transaction Documents will not be subject to any preemptive rights.

Offering Memorandum

13.	The statements in the Offering Memorandum under “Description of Core Laboratories’ Share Capital”, insofar as they purport to constitute a summary of the Articles of Association or Netherlands law and do not relate to factual statements, are fair and accurate in all material respects.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of that meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.
B.	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in it.
C.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in its articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.
D.	A power of attorney or mandate granted by the Company in the Transaction Documents, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):
a.	can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b.	will, among other things, terminate upon the bankruptcy or become ineffective upon the suspension of payments of the principal and, unless otherwise provided, the attorney.
E.	Without regard to any choice of law clause contained in the Transaction Documents, the Netherlands courts:
a.	in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country where performance of the agreement takes place;

b.	may apply rules of Netherlands law in a situation where they are mandatory irrespective of the law otherwise applicable to the agreement;

c.	where they deem appropriate, may apply the mandatory rules of the law of another country with which the situation has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the agreement; and

d.	may refuse to apply a rule of law otherwise applicable to the agreement, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union.
F.	The term “enforceable in accordance with their terms” as used in the opinion expressed in paragraph 6. means that if a party to the Transaction Documents brings an action (een rechtsvordering instellen) against the Company before a competent Netherlands court seeking enforcement of the Transaction Documents, such court will address the issue and, if appropriate, provide some remedy subject to the terms of the Transaction Documents, the law of the State of New York and other applicable law and with due observance of the provisions of the NCCP.
G.	The enforceability of the obligations of the Company under the Transaction Documents against it in the Netherlands may be limited or affected by:
a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; and

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

H.	No opinion is expressed as to the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents.
I.	Netherlands courts may, notwithstanding any provision to the contrary in any Transaction Document, assume jurisdiction if a plaintiff:
a.	seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 NCCP et seq.;

b.	files a request for the levy of a pre-trial attachment (conservatoir beslag) as provided for in Article 700 NCCP et seq.
J.	Pursuant to Article 2:95 NCC, a public company with limited liability (naamloze vennootschap) may not subsribe for shares (aandelen nemen) in its own capital. This prohibition also applies to its subsidiaries (dochtervennootschappen).
K.	Pursuant to Article 2:98 NCC, certain restriction apply to the acquisition (verkrijging) by a public company with limited liability (naamloze vennootschap) of shares in its own capital. This prohibition also applies to its subsidiaries (dochtervennootschappen).
L.	Pursuant to Article 2:98c NCC, a public company with limited liability (naamloze vennootschap) may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen).
Yours faithfully,
NautaDutilh N.V.

EXHIBIT A
LIST OF
ADDRESSEES
1. [Initial Purchasers]

EXHIBIT B
LIST OF
DEFINITIONS

“Articles of Association”	articles of association of the Company as they read since the execution of the Deed of Amendment

[“Attorney”	[ ] ]

“Bankruptcy Clerk’s Office”	the Rotterdam Court Bankruptcy Clerk’s office (faillissementsgriffie van de rechtbank)

“Commercial Register”	the Rotterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel voor Rotterdam)

“Company”	Core Laboratories N.V.

“Corporate Documents”	the documents listed in Exhibit D

“Deed of Amendment”	the deed of amendment, dated 1 July 2006 which according to the Extract in respect of the Company contains the last amendments to the Company’s articles of association

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Company, dated 8 August 1994

[“Director”	[ ]]

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register, dated the date of this opinion letter

“Indenture”	the indenture dated [ ] in connection with the Notes, between the Company, Core Laboratories L.P. and [ ]

“NCC”	the Netherlands Civil Code

“NCCP”	the Netherlands Code of Civil Procedure

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Notes”	the $[ ] Core Laboratories L.P. [ ]% senior exchangeable notes due 20[ ] to be issued by Core Laboratories L.P. pursuant to the Indenture

“Offering Memorandum”	the preliminary offering memorandum dated [ ] and the final offering memorandum, each in connection with the Notes, together the Term Sheet

[“Power of Attorney”	the power of attorney granted by the Company respect of the entering into the transactions contemplated by the Transaction Documents]

“Purchase Agreement”	the purchase agreement dated [ ] 2006, between the Company, Core Laboratories L.P. and [ ]

“Resolutions”	the documents containing the resolutions of the managing board (bestuur) of the Company, dated [ ] 2006, its general meeting of shareholders (algemene vergadering van aandeelhouders), dated 28 June 2006 and, its supervisory board (raad van commissarissen), dated [ ] 2006

“Term Sheet”	the pricing supplement dated [ ] in respect of the Notes;

“Transaction Documents”	the documents listed in Exhibit C

“Underlying Shares”	the common shares in the share capital of the Company with a nominal value of € 0.04 which are issuable pursuant to the Transaction Document

EXHIBIT C
LIST OF
TRANSACTION DOCUMENTS
1.	a fax or pdf copy of the signed Purchase Agreement;

2.	a fax or pdf copy of the signed Indenture; and

3.	a fax or pdf copy of the signed Registration Rights Agreement.

EXHIBIT D
LIST OF
CORPORATE DOCUMENTS
1.	a fax or pdf copy of the Deed of Incorporation;

2.	a fax or pdf copy of the Articles of Association;

3.	an original copy of an Extract in respect of the Company;

4.	an original copy of an Extract in respect of Core Laboratories International B.V.;

5.	a fax or pdf copy of the Resolutions[; and]

[6. a fax or pdf copy of each Power of Attorney].

ANNEX 5(F)
OPINION OF DLA PIPER NEDERLAND B.V.
The statements in the Disclosure Package under “Certain Netherlands Tax Considerations” insofar as such statements constitute a summary of the documents or legal matters referred to therein, fairly present, in all material respects, the information called for with respect to such documents or legal matters.